Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.

SUPPLEMENT NO. 6 DATED DECEMBER 10, 2010

TO THE PROSPECTUS DATED MARCH 12, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 12, 2010, as supplemented by supplement no. 1 dated April 16, 2010, supplement no. 2 dated May 20, 2010, supplement no. 3 dated August 13, 2010, supplement no. 4 dated October 27, 2010 and supplement no. 5 dated November 10, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of the offering.

Status of the Offering

We commenced this offering of 280,000,000 shares of common stock on March 12, 2010. As of December 9, 2010, we had received gross offering proceeds of approximately $3.1 million, which is sufficient to satisfy the minimum offering amounts in all states where we are conducting this offering except Pennsylvania and Tennessee. Accordingly, we have broken escrow with respect to subscriptions received from all states where we are conducting this offering except Pennsylvania and Tennessee, which have minimum offering amounts of $66.7 million and $10.0 million, respectively.

Except with respect to subscriptions from Pennsylvania and Tennessee, subscribers should make their checks payable to “KBS Legacy Partners Apartment REIT, Inc.” Until we have raised $66.7 million and $10.0 million, respectively, from persons not affiliated with us or our advisor, Pennsylvania and Tennessee investors should continue to make their checks payable to “UMB Bank, N.A., as agent for KBS Legacy Partners Apartment REIT, Inc.”

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